Exhibit 99.1

NEWS RELEASE	CONTACT: Charles F. Willis, CEO Jesse Crews, COO (415) 408-4700

Willis Lease Finance and Mitsui & Co., Ltd. Form Joint Venture for Jet Engine Leasing

Novato, CA, and Dublin, Ireland –June 1, 2011 – Willis Lease Finance Corporation (Nasdaq:WLFC), announced today it has entered into a joint venture agreement with Mitsui & Co., Ltd. (“Mitsui”, head office: Tokyo) to acquire and lease IAE V2500-A5 and General Electric CF34-10E jet engines. IAE V2500 engines are used on the Airbus A320 family of aircraft and CF34-10E engines are used on the Embraer E190 and E195 aircraft.

“We are delighted to partner with Mitsui and believe the joint venture will have a number of competitive advantages in the engine leasing market,” said Charles F. Willis, President and CEO. “Our deep knowledge of the jet engine leasing market and Mitsui’s equity capital contribution, ability to provide attractive financing and its global network will be a powerful combination.”

Willis Lease and Mitsui will each own 50% of the new joint venture. The new company, named Willis Mitsui & Co Engine Support Ltd., will be an Irish corporation with offices in Dublin. Initially the joint venture plans to acquire approximately $150 million in assets. Willis Lease will provide the initial lease portfolio by selling seven V2500 engines to the joint venture by the third quarter of 2011.

About Willis Lease Finance

Willis Lease Finance is a specialty leasing firm with $1.1 billion in assets and revenues of $148 million in 2010. The Company leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

About Mitsui & Co., Ltd.

Mitsui is a major Japanese trading company with a net worth of ¥ 2,427 billion (US $29 billion) and net income for the 2010 fiscal year of ¥306 billion (US $3.7 billion). Mitsui & Co., Ltd. pursues business in a vast range of fields, which can be broadly divided into the following four areas: Mineral Resources and Energy, Global Marketing Networks, Lifestyle Business, and Infrastructure. Utilizing its global operating locations, network and information resources, Mitsui is multilaterally pursuing business that ranges from product sales, worldwide logistics and financing, through to the development of major international infrastructure and other projects in the following fields: Iron & Steel Products, Mineral & Metal Resources, Infrastructure Projects, Motor Vehicles, Marine & Aerospace, Chemicals, Energy, Foods & Retail, Consumer Services, Information, Electronics and Telecommunications, Financial Markets and Transportation Logistics.    www.mitsui.co.jp.

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Note: Transmitted on Globenewswire on June 1, 2011, at 10:27 a.m. PDT.